Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WORLDGATE COMMUNICATIONS, INC.

WorldGate Communications, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.                                       That the Board of Directors of this Corporation adopted the following resolution to amend its Certificate of Incorporation:

RESOLVED, that the first sentence (and only the first sentence) of paragraph FOURTH of the Company’s Amended and Restated Certificate of Incorporation be amended to read as follows:

“FOURTH: The amount of total authorized capital stock of the Corporation is 93,500,000 shares divided into 80,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 13,500,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

The remaining sections of paragraph FOURTH, consisting of (A) COMMON STOCK, and (B) PREFERRED STOCK, will survive the amendment in their current form.

2.                                       That at the Corporation’s annual meeting of stockholders held October 13, 2004, a vote of the stockholders entitled to vote on the aforesaid amendment was taken and a majority of the outstanding stock entitled to vote thereon voted in favor of the aforesaid amendment.

3.                                       That the aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Randall J. Gort, the Secretary of the Corporation, this 18th day of October, 2004.

/s/ Randall J. Gort
Randall J. Gort
Secretary